Exhibit 16.1

                               HJ & Associates LLC
                          Certified Public Accountants

                                 October 9, 2000

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549


Re:  ZiaSun Technologies, Inc.
     Commission File No. 000-27349


Ladies and Gentlemen:

We were previously the independent accountants for the Company and on March 25, 2000, except for Note 13 as to which the date is May 11, 2000, we reported on the financial statements of the Company for the year ended December 31, 1999. On October 3, 2000, we were replaced as the independent accountants of the Company.

We have read Item 4 of Form 8-K dated October 5, 2000, of ZiaSun Technologies, Inc., and are in agreement with the statements contained in paragraph 4(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,


/S/ HJ & Associates, LLC
HJ & Associates, LLC